Exhibit 10.18

REVOLVING NOTE

$4,000,000.00	February 26, 2004

1.                                       FOR VALUE RECEIVED, UNITED WISCONSIN GRAIN PRODUCERS, LLC, a Wisconsin limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA, an United States instrumentality (the “Lender”),  the principal sum of Four Million and No/100ths ($4,000,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Construction and Revolving Loan Agreement of even date herewith by and between the Lender and the Borrower (“Loan Agreement”), and which remains unpaid, in lawful money of the United States and immediately available funds.

2.                                       The outstanding principal balance of this Revolving Note shall bear interest at a rate three and three-quarters percent (3.75%) above the LIBOR Rate in effect on the first Advance pursuant to this Revolving Note.  Notwithstanding the foregoing, the rate of interest under this Revolving Note may be adjusted by Lender pursuant to the provisions of Sections 2.06 and 2.08 of the Loan Agreement.

3.                                       The LIBOR Rate means the London interbank offered rate per annum for one-month deposits in United States dollars, as determined by the British Banker’s Association average of interbank offered rates for United States dollar deposits in the London market based on quotations at 16 major banks, as published in the “Money Rates” Section of the Wall Street Journal as of the applicable determination date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information.

4.                                       The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, and on the same day that, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”).  All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date.  Interest hereunder shall be computed on the basis of a year of three hundred sixty-five or three hundred sixty-six (365 or 366) days, but charged for actual days principal is outstanding.

5.                                       Beginning on the first (1st) day of the month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall make monthly payments of accrued interest.  In addition, on the first (1st) day of the twelfth (12th) month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each twelfth (12th) month thereafter, the Borrower shall make annual payments of principal in such amounts as will be required to fully amortize the entire outstanding principal of this Promissory Note over a period not to exceed ten (10) years from the Conversion Date.

6.                                       The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on the fifth (5th) annual anniversary of the Conversion Date (the “Maturity Date”).

7.                                       All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

8.                                       This Revolving Note may be prepaid at any time, at the option of the Borrower, either in whole or in part, without premium or penalty.  This Revolving Note is subject to mandatory prepayment, at the option of the Lender, as provided in the Loan Agreement, without premium or penalty.

9.                                       This Revolving Note is issued pursuant to the terms and provisions of the Loan Agreement and is entitled to all of the benefits provided for in said agreement.  All capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement.

10.                                 Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice of demand.

11.                                 The occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

12.                                 If any payment of principal or interest due hereunder is not paid with ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such payment.

13.                                 The Borrower promises to pay all costs of collection of this Promissory Note, including, but not limited to, attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

14.                                 Demand, presentment, protest and notice of nonpayment and dishonor of this Promissory Note are hereby waived.

15.                                 This Promissory Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

16.                                 As used herein, the term “Event of Default” shall mean and include any one or more of the events specified as “Events of Default” in the Loan Agreement.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
a Wisconsin limited liability company

/s/ Kevin Roche
By Kevin Roche
Its President